Stradling Yocca Carlson & Rauth
A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	ORANGE COUNTY (949) 725-4000 SAN DIEGO (858) 926-3000 SAN FRANCISCO (415) 283-2240 SANTA BARBARA (805) 730-6800 SACRAMENTO (916) 449-2350

Exhibit 5.1

July 25, 2011

EMCORE Corporation
10420 Research Road, SE
Albuquerque, New Mexico  87123

Re:  EMCORE Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-1 (the “Registration Statement”) being filed by EMCORE Corporation, a New Jersey corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,407,603 shares (the “Shares”) of the Company’s common stock, no par value per share, issued pursuant to a Stock Purchase Agreement, dated April 26, 2011, between the Company and the selling shareholder as named in the Registration Statement.  The Shares may be offered for resale from time to time by and for the account of the selling shareholder as named in the Registration Statement.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including any amendment thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth